Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-214142) and Form F-3 (File No. 333-273175) of our reports dated September 26, 2024, relating to the consolidated financial statements of RICHES HOLDINGS LIMITED and subsidiaries for the years ended December 31, 2022 and 2023.

/s/ AOGB CPA Limited

AOGB CPA Limited

Hong Kong, Hong Kong

September 26, 2024